Exhibit 6.9

CHIEF EXECUTIVE OFFICER AGREEMENT

This Chief Executive Officer Agreement (this "Agreement") is entered into as of March 1 , 2026 (the "Effective Date"), by and between:

Star Gold Corp, a corporation incorporated under the laws of the State of Idaho, with its principal place of business at 174 E Neider Ave #222, Coeur d'Alene, Idaho 83815 (the "Company"); and Lindsay Gorrill, an individual residing at l803 S Scharelant Lane, Coeur d'Alene, Idaho 83814 (the "Executive").

The Company and the Executive are referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Company desires to contract with the Executive, as an independent contractor, to serve as the Company's Chief Executive Officer on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to accept such appointment on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — EMPLOYMENT

1.1 Position and Title. The Company hereby retains the Executive as its Chief Executive Officer ("CEO"). The Executive shall serve in such capacity and shall report directly to the Board of Directors of the Company (the "Board").

1.2 Duties and Responsibilities. The Executive shall perform such duties and responsibilities as are customarily associated with the position of Chief Executive Officer of a publicly traded company, including but not limited to: general management and oversight of Company operations; implementation of Board directives and corporate strategy; representation of the Company before stockholders, regulators, and other external stakeholders; and such other duties as may be reasonably assigned by the Board from time to time.

1.3 Fiduciary Duties. The Executive acknowledges and agrees that, as CEO of a company whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Executive owes fiduciary duties to the Company and its stockholders and shall at all times comply with applicable securities laws, including but not limited to Sections 13, 14, and 16 of the Exchange Act, and all rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission (the "SEC").

ARTICLE II — TERM

2.1 Initial Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) months, expiring on February 28, 2027 (the "Initial Term"), unless earlier terminated in accordance with Article V hereof.

2.2 Renewal. No later than thirty (30) calendar days prior to the expiration of the Initial Term, either Party may notify the other in writing of its desire to renew this Agreement for an additional term to be mutually agreed upon. Renewal of this Agreement shall require a written amendment signed by both Parties. In the absence of such mutual written agreement, this Agreement shall expire at the conclusion of the Initial Term without further obligation of either Party (except as expressly set forth herein with respect to posttermination provisions).

ARTICLE III — COMPENSATION AND BENEFITS

3.1 Base Compensation. During the Term, the Company shall pay the Executive base compensation at the rate of $15,000 per month (the "Base Compensation"), payable in one lump sum per month on the first day of each month and shall not be subject to any withholdings. The first payment shall be made on March 1, 2026. Executive shall be solely responsible for the payment, to any and all applicable taxing authorities, of any employment, income or other taxes imposed upon Executive arising out of Executive compensation under this Agreement.

3.2 Health Insurance.

(a) The Company shall reimburse the Executive for the cost of individual or family health insurance coverage obtained by the Executive, in an amount not to exceed $2,500 per calendar month (the "Health Benefit Cap").

(b) The Executive shall provide the Company with reasonable documentation of such insurance costs, including premium invoices or statements, within thirty (30) days of incurring such costs. Reimbursement shall be made within fifteen (15) business days of the Company's receipt of satisfactory documentation and shall be treated as additional compensation subject to applicable tax withholding.

(c) Any health insurance costs incurred by the Executive in excess of the Health Benefit Cap shall be the sole responsibility of the Executive.

3.3    Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of the Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time, provided that the Executive submits appropriate documentation thereof.

3.4    Equity Compensation. The Parties acknowledge that any equity-based compensation, including stock options, restricted stock units, or performance awards, shall be governed by a separate equity award agreement and the Company's equity incentive plan, the terms of which are incorporated herein by reference to the extent applicable.]

ARTICLE IV — EXCLUSIVITY AND OUTSIDE ACTIVITIES

4.1 Non-Exclusive Service. During the Term, the Executive shall devote such time, attention, skill and efforts as are reasonably necessary to carry out the Executive's duties as the Chief Executive Officer. The Executive may, directly or indirectly, engage in, own, manage, operate, control, be employed by, provide services to, participate in, or be connected with other business activities, whether or not for compensation, without the prior written consent of the Board, unless such activities are in direct competition with the Company's business activities, in which case the Executive shall disclose such activities to the Company's Board of Directors and obtain the Board's consent which shall not be unreasonably withheld.

4.2    Prohibited Activities. Without limiting Section 4.1 the Executive shall not during the Term:

(a) engage in any activity that creates, or reasonably could be expected to create, a conflict of interest with the Executive's duties and obligations to the Company.

4.3 SEC and Exchange Disclosure Obligations. The Executive acknowledges the Company's disclosure obligations under applicable SEC rules and agrees to cooperate fully with the Company in fulfilling all required disclosures relating to the Executive's compensation, beneficial ownership of Company securities, and related-party transactions.

ARTICLE V — TERMINATION

5.1 Termination for Cause. The Company may terminate this Agreement and the Executive's appointment immediately for "Cause," which shall mean: (i) the Executive l s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude; (ii) the Executive's material breach of this Agreement that remains uncured for fifteen (15) days following written notice thereof; (iii) the Executive's willful misconduct or gross negligence in the performance of duties; (iv) the Executive's material violation of any applicable securities law, SEC rule or regulation, or stock exchange listing standard; or (v) the Executive's breach of any fiduciary duty owed to the Company or its stockholders.

5.2 Termination Without Cause. Either Party may terminate this Agreement without cause upon sixty (60) calendar days' prior written notice to the other Party.

5.3 Death or Disability. This Agreement shall terminate automatically upon the Executive's death. In the event of the Executive's Disability (defined as the inability to perform the essential functions of the Executive's position for a period of sixty (60) or more consecutive days due to a physical or mental condition), the Company may terminate this Agreement upon written notice.

5.4 Effect of Termination. Upon termination of this Agreement for any reason, the Executive shall be entitled to receive: (i) all accrued but unpaid Base Compensation through the date of termination; and (ii) reimbursement for any unreimbursed business expenses properly incurred prior to termination. No further compensation shall be payable except as expressly set forth herein or required by law.

ARTICLE VI — CONFIDENTIALITY AND INTELLECTUAL PROPERTY

6.1 Confidential Information. The Executive acknowledges that in connection with the Executive's appointment, the Executive will have access to material non-public and proprietary information of the Company ("Confidential Information"). The Executive agrees to hold all Confidential Information in strict confidence and not to disclose or use such information for any purpose other than the performance of duties hereunder, both during the Term and thereafter. This obligation is in addition to, and does not limit, the Executive's obligations under applicable securities laws regarding material non-public information.

6.2 Return of Property. Upon termination of this Agreement for any reason, the Executive shall promptly return to the Company all documents, data, equipment, and other property belonging to the Company.

6.3 Intellectual Property. All inventions, developments, improvements, discoveries, works of authorship, and other intellectual property created or developed by the Executive in the course of the Executive's appointment shall be the sole and exclusive property of the Company, and the Executive hereby assigns all right, title, and interest therein to the Company.

ARTICLE VII — GENERAL PROVISIONS

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction.

7.2 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration administered by AAA in accordance with its then-current employment arbitration rules, in Coeur d'Alene, Idaho. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, agreements, and understandings between the Parties with respect thereto.

7.4 Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both Parties.

7.5 Waiver. No waiver by either Party of any breach of this Agreement shall be deemed a waiver of any subsequent breach.

7.6 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect.

7.7 Notices. All notices required or permitted hereunder shall be in writing and delivered by hand, overnight courier, or certified mail (return receipt requested) to the addresses set forth in the preamble, or to such other address as a Party may designate in writing.

7.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid.

7.9 Clawback. Compensation paid hereunder shall be subject to any clawback policy adopted by the Company in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules (including Rule IOD-I under the Exchange Act), as such policy may be amended from time to time.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[COMPANY NAME]  Star Gold Corp

By: David Segelar      Name: D Segelar           Title: President

[Authorized Signatory] Date:      3-19-2026